July 2010
Preliminary Terms No. 25 Registration Statement No. 333-155535 Dated July 1, 2010 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Jump Securities based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 28, 2011

The Jump Securities offer the opportunity for investors to earn a return based on the performance of the iShares® FTSE/Xinhua China 25 Index Fund. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 24.50% to 28.50%, which we refer to as the upside payment, if the share price on the valuation date is, at all, above the initial share price. If, on the other hand, the share price on the valuation date is at or below the initial share price, you will receive for each $10 stated principal amount of securities that you hold, a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any percentage by which the final share price is less than the initial share price. This amount may be significantly less than the stated principal amount of the securities and may be zero. The securities are senior unsecured obligations of JPMorgan Chase & Co., and all payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Underlying Index:	FTSE/Xinhua China 25 Index
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	July , 2010 (expected to price on or about July 26, 2010)
Original issue date:	July , 2010 (3 business days after the pricing date)
Maturity date:	December 28, 2011, subject to adjustment for certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-7-A-II
Payment at maturity:	If the final share price is greater than the initial share price, for each $10 stated principal amount security, $10 + upside payment

  If the final share price is less than or equal to the initial share price, for each $10 stated principal amount security,

  $10 x share performance factor

  This amount will be less than or equal to the stated principal amount of $10 and may be zero.

Upside payment:	$2.45 to $2.85 per security (24.50% to 28.50% of the stated principal amount). The actual upside payment will be determined on the pricing date and will not be less than $2.45 or greater than $2.85. Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.45 to $12.85 per security.
Initial share price:	The closing price of one ETF Share on the pricing date, divided by the adjustment factor
Final share price:	The closing price of one ETF Share on the valuation date
Valuation date:	December 22, 2011, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Jump Securities — Payment at Maturity” in the accompanying product supplement no. MS-7-A-II
Share performance factor:	final share price / initial share price
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. MS-7-A-II.
CUSIP / ISIN:	46634E239 / US46634E2393
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)

Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per Security	$10	$0.20	$9.80
Total	$	$	$
(1)

The price to the public includes the estimated cost of hedging our obligations under the securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-20 of the accompanying product supplement no. MS-7-A-II.

(2)

The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.925 per security. Please see “Syndicate Information” on page 5 for further details.

(3)

JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission and will use all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC (“MSSB”) that will depend on market conditions on the pricing date. In no event will the commission received by JPMSI and the selling concessions to be allowed to MSSB exceed $0.20 per $10 stated principal amount security. See “Underwriting (Conflicts of Interest)” beginning on page PS-58 of the accompanying product supplement no. MS-7-A-II.

Investing in the securities involves a number of risks. See “Risk Factors” on page PS-7 of the accompanying product supplement no. MS-7-A-II and “Risk Factors” beginning on page 8 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-7-A-II, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product supplement no. MS-7-A-II dated June 25, 2010:
http://www.sec.gov/Archives/edgar/data/19617/000089109210002585/e39193_424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 30, 2011

Investment Overview
The Jump Securities

The Jump Securities based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 28, 2011, which we refer to as the securities, can be used:

  As an alternative to direct exposure to the ETF Shares that provides an enhanced fixed positive return if the ETF Shares have appreciated in value at all on the valuation date.

  To potentially enhance returns in a moderately bullish scenario, if the closing price of one ETF Share has increased at all on the valuation date of the securities from the initial share price.

The securities are exposed on a 1:1 basis to the negative performance of the ETF Shares.

Maturity:	17 months
Upside payment:	$2.45 to $2.85 per security (24.50% to 28.50% of the stated principal amount) (to be determined on the pricing date)
Minimum payment at maturity:	None

iShares® FTSE/Xinhua China 25 Index Fund Overview

The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and is currently based on the 25 largest and most liquid Chinese stocks listed and trading on the Stock Exchange of Hong Kong Ltd.

Information as of market close on June 30, 2010:

Bloomberg Ticker Symbol:	FXI
Current ETF Share Price:	$39.13
52 Weeks Ago:	$38.37
52 Week High (on 11/16/2009):	$46.35
52 Week Low (on 7/8/2009):	$36.51

ETF Shares Historical Performance – Daily Closing Price January 3, 2005 to June 30, 2010

July 2010	Page 2

Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 30, 2011

Key Investment Rationale

Investors will receive a positive return on the securities if the share price on the valuation date is above the initial share price.

Payment Scenario 1	The final share price is greater than the initial share price. In this scenario, you will receive $12.45 to $12.85 per security (124.50% to 128.50% of the stated principal amount), as determined on the pricing date. Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.45 to $12.85 per security, and your return may be less than if you invested in the ETF Shares directly.
Payment Scenario 2	The final share price is less than or equal to the initial share price. In this scenario, you will receive less than the stated principal amount of $10 by an amount proportionate to the decrease in the price of the ETF Shares on the valuation date from the initial share price. There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 8)

  No guaranteed return of principal

  No interest payments

  Appreciation potential is fixed and limited.

  The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

  Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investor interests.

  The securities will not be listed on any securities exchange and secondary trading may be limited.

  The inclusion of commissions and estimated cost of hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

  The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the ETF Shares and dividend rate of the stocks underlying the ETF Shares and the exchange rate and volatility of the exchange rate between the U.S. dollar and the currencies in which the stocks underlying the ETF Shares trade.

  Investing in the securities is not equivalent to investing in the ETF Shares or the stocks underlying the ETF Shares.

  There are risks associated with investments in securities linked solely to the value of Chinese equity securities.

  The securities are subject to currency exchange risk.

  There may be differences between the ETF Shares and the Underlying Index.

  The anti-dilution protection for the ETF Shares is limited.

  Adjustments to the ETF Shares by the ETF Shares publisher could adversely affect the value of the securities.

  The tax consequences of an investment in the securities are unclear.

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Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 30, 2011

Fact Sheet

The securities offered are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in product supplement no. MS-7-A-II, the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms. At maturity, if the final share price is greater than the initial share price an investor will receive for each $10 stated principal amount security that the investor holds, the $10 stated principal amount and a fixed return equal to the upside payment. However, if the final share price is less than or equal to the initial share price, the payment at maturity will be equal to or less than the stated principal amount of $10 by an amount that is proportionate to the percentage by which the final share price is less than the initial share price. The securities are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2010 (expected to price on or about July 26, 2010)	July , 2010 (3 business days after the pricing date)	December 28, 2011, subject to postponement due to a market disruption event and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-7-A-II

Key Terms
Issuer:	JPMorgan Chase & Co.
ETF Shares:	Shares of the iShares® FTSE/Xinhua China 25 Index Fund
Underlying Index:	FTSE/Xinhua China 25 Index
Aggregate principal amount:	$
Issue price:	$10 per security (see “Syndicate Information” on page 5)
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:	• If the final share price is greater than the initial share price, for each $10 stated principal amount security,
$10 + upside payment
• If the final share price is less than or equal to the initial share price, for each $10 stated principal amount security,
$10 x share performance factor
This amount will be equal to or less than the stated principal amount of $10 and may be zero.
Upside payment:	$2.45 to $2.85 per security (24.50% to 28.50% of the stated principal amount). The actual upside payment will be determined on the pricing date and will not be less than $2.45 or greater than $2.85. Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $12.45 to $12.85 per security.
Initial share price:	The closing price of one ETF Share on the pricing date, divided by the adjustment factor
Final share price:	The closing price of one ETF Share on the valuation date
Valuation date:	December 22, 2011, subject to adjustment for non-trading days or certain market disruption events
Share performance factor:	final share price / initial share price
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-7-A-II.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed until the third business day following the valuation date as postponed.
Risk factors:	Please see “Risk Factors” beginning on page 8.

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Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 30, 2011

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	46634E239 / US46634E2393
Minimum ticketing size:	100 securities
Tax considerations:	You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-7-A-II. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your securities should be treated as “open transactions” for U.S. federal income tax purposes that generate long- term capital gain or loss if held for more than one year. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.
The discussion in the preceding paragraph, when read in combination with the discussion in “Risk Factors – The tax consequences of an investment in the securities are unclear” in this document and the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of securities.
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMSI
Use of proceeds and hedging:	The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities.
For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-7-A-II.
Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-7-A-II.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or Morgan Stanley Smith Barney’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).

Syndicate Information
Issue price of the securities	Commissions	Principal amount of securities for any single investor
$10.0000	$0.2000	<$1MM
$9.9625	$0.1625	≥$1MM and <$3MM
$9.9438	$0.1438	≥$3MM and <$5MM
$9.9250	$0.1250	≥$5MM

MSSB may reclaim selling concessions allowed to individual brokers within MSSB in connection with the offering, if, within 30 days of the offering, MSSB repurchases the securities distributed by such brokers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying product supplement no. MS-7-A-II, the prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 30, 2011

How the Jump Securities Work
Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the final share price of the ETF Shares. The payoff diagram is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$2.65 (26.50% of the stated principal amount) per security (which represents the midpoint of the range of $2.45 and $2.85)*
Hypothetical maximum payment at maturity:	$12.65 per security (which represents the midpoint of the range of $12.45 and $12.85)*
Minimum payment at maturity:	None

*If the actual upside payment and maximum payment at maturity as determined on the pricing date are less than $2.65 and $12.65, respectively, your return, if any, may be lower than the returns shown below.

Jump Securities Payoff Diagram

How it works

  Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $2.65 per security. In the payoff diagram above, an investor would receive the hypothetical payment at maturity of $12.65 per security at any final share price greater than the initial share price.

  Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage by which the final share price is less than the initial share price. For example, if the shares have decreased by 25%, the hypothetical payment at maturity would be $7.50 per security (75% of the stated principal amount).
  There is no minimum payment at maturity.

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Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 30, 2011

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the final share price, determined as follows:

If the final share price is greater than the initial share price:

$10 + upside payment:

The upside payment will be $2.45 to $2.85 per security, to be determined on the pricing date.

If the final share price is less than or equal to the initial share price:

$10 × share performance factor

Because the share performance factor will be less than or equal to 1.0, this payment at maturity will be less than or equal to $10 and may be zero.

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Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 30, 2011

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. MS-7-A-II. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

  The securities do not pay interest or guarantee any return of principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the stated principal amount at maturity. If the final share price is less than the initial share price, you will receive for each security that you hold a payment at maturity that is less than the $10 stated principal amount of each security by an amount proportionate to the decline in the closing price of one ETF Share on the valuation date from the initial share price. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire investment.

  Appreciation potential is fixed and limited. Where the final share price is greater than the initial share price, the appreciation potential of the securities is limited to the fixed upside payment of $2.45 to $2.85 per security (24.50% to 28.50% of the stated principal amount), even if the final share price is significantly greater than the initial share price. The actual upside payment will be determined on the pricing date. See “How the Jump Securities Work” on page 6 above.

  The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

  Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial share price and the final share price, and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares, and any anti-dilution adjustments, may affect the payout to you at maturity.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the estimated cost of hedging the issuer’s obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of dealer discounts, mark- ups or other transaction costs. The securities are not designed to be short-term trading instruments.
  Accordingly, you should be able and willing to hold your securities to maturity.

  The market price of the securities is influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which JPMSI may be willing to purchase or sell the securities in the secondary market, including: the closing price and expected volatility of the ETF Shares, interest and yield rates, time remaining to maturity, the dividend rates of common stocks underlying the ETF Shares, interest rates generally, geopolitical conditions and economic, financial, political and judicial events that affect the ETF Shares or equity markets generally and which may affect the final share price of the ETF Shares, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which securities underlying the ETF Shares are traded and the correlation between that rate and the price of ETF Shares, the occurrence of certain events to the ETF
  Shares that may or may not require an adjustment to the adjustment factor and any actual or anticipated changes in our credit ratings or credit spreads. The price of the ETF Shares may be and has recently been volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 30, 2011

  Investing in the securities is not equivalent to investing in the ETF Shares. Investing in the securities is not equivalent to investing in the ETF Shares, the Underlying Index or the stocks underlying the ETF Shares or in the Underlying Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares, the Underlying Index or the stocks underlying the ETF Shares or included in the Underlying Index.

  Adjustments to the stocks underlying the ETF Shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the securities. BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the ETF Shares, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. FTSE/Xinhua Index Limited (“FXI”) is responsible for designing and maintaining the FTSE/Xinhua China 25 Index. FXI can add, delete or substitute the stocks underlying the FTSE/Xinhua China 25 Index or make other methodological changes that could change the value of the FTSE/Xinhua China 25 Index. Pursuant to an investment strategy or otherwise, the investment adviser to the ETF Shares may add, delete or substitute the stocks underlying the ETF Shares. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the securities.

  There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on the NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment adviser to the ETF Shares may select up to 10% of the ETF Shares’ assets to be invested in securities not in the Underlying Index but which the investment adviser believes will help the ETF Shares track its Underlying Index and in futures contracts, options on futures contracts, other types of options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the investment adviser. Any such action could adversely affect the market price of the ETF Shares, and consequently, the value of the securities.

  We have no affiliation with the ETF Shares. To our knowledge, we are not currently affiliated with any issuers of the stocks underlying the ETF Shares. We assume no responsibility for the adequacy of the information about the ETF Shares and the Underlying Index contained in these preliminary terms or in product supplement no. MS-7-A-II. You should make your own investigation into the ETF Shares and the Underlying Index. We are not responsible for the ETF Shares’ public disclosure of information, whether contained in SEC filings or otherwise.

  There are differences between the ETF Shares and the Underlying Index. The ETF Shares do not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and their performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the ETF Shares and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the Underlying Index. Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the Underlying Index.

  There are risks associated with investments in securities linked to the value of Chinese equity securities. The stocks included in the FTSE/Xinhua China 25 Index and that are generally tracked by the ETF Shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government. Investments in securities linked to the value of emerging markets equity securities, such as the ETF Shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

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Jump Securities Based on the Price of the iShares® FTSE/Xinhua China 25 Index Fund due December 30, 2011

The prices of securities in emerging markets, such as the equity securities constituting the ETF Shares, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets, such as the People’s Republic of China, may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

  The securities are subject to currency exchange risk. Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which securities underlying the ETF Shares are traded. Your net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Hong Kong dollar, the net asset value of the ETF Shares will be adversely affected and the amount we pay you upon early redemption or at maturity, if any, may be reduced.

  The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to K$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

  Owning the securities is not the same as owning the ETF Shares. Owning the securities is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the securities. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the securities may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the securities declines.

  The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

  Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the Underlying Index and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could potentially increase the level that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity.

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  Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMSI may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMSI is willing to buy the securities. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

  The tax consequences of an investment in the securities are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS regarding the securities. The IRS might not accept, and a court might not uphold, the characterization and tax treatment of the securities described in “Fact Sheet General Information Tax considerations” in this document and in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-7-A-II. If the IRS were successful in asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-7-A-II and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

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Information about the ETF Shares and the Underlying Index

The iShares® FTSE/Xinhua China 25 Index Fund. The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares® Trust (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund. BlackRock Fund Advisors (“BFA”) is currently the investment adviser for the iShares® FTSE/Xinhua China 25 Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index. The fund’s investment objective and the underlying index may be changed without shareholder approval. Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol “FXI”. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the securities offered hereby and do not relate to the ETF Shares. We have derived all disclosures contained in these preliminary terms regarding iShares® from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the ETF Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in securities linked to the ETF Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The FTSE/Xinhua China 25 Index. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and is currently based on the 25 largest and most liquid Chinese stocks listed and trading on the Stock Exchange of Hong Kong Ltd. The FTSE/Xinhua China 25 Index is described under the heading “The iShares® FTSE/Xinhua China 25 Index Fund — The FTSE/Xinhua China 25 Index” in the accompanying product supplement no. MS-7-A-II.

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Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 3, 2005 through June 30, 2010. The closing price of one ETF Share on June 30, 2010 was $39.13. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of one ETF Share should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

iShares® FTSE/Xinhua China 25 Index Fund	High ($)	Low ($)	Period End ($)
2005
First Quarter	19.30	17.33	18.22
Second Quarter	19.07	17.66	19.05
Third Quarter	21.96	18.89	21.39
Fourth Quarter	21.50	18.90	20.51
2006
First Quarter	24.85	20.99	24.71
Second Quarter	27.92	21.97	25.57
Third Quarter	27.34	24.47	27.05
Fourth Quarter	37.37	27.10	37.10
2007
First Quarter	38.85	30.50	34.15
Second Quarter	43.31	34.92	42.91
Third Quarter	60.67	39.96	60.16
Fourth Quarter	72.91	53.75	56.82
2008
First Quarter	59.25	41.14	45.05
Second Quarter	54.58	43.13	43.83
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.35	19.36	29.18
2009
First Quarter	31.58	22.80	28.52
Second Quarter	40.12	29.23	38.37
Third Quarter	43.78	36.51	40.94
Fourth Quarter	46.35	39.48	42.27
2010
First Quarter	44.56	37.17	42.10
Second Quarter (through June 30, 2010)	44.59	37.01	39.13

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Supplemental Plan of Distribution

Subject to regulatory constraints, JPMSI intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-20 of the accompanying product supplement no. MS-7-A-II.

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Where You Can Find More Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. MS-7-A-II dated June 25, 2010.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-7-A-II, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-7-A-II dated June 25, 2010:
  http://www.sec.gov/Archives/edgar/data/19617/000089109210002585/e39193_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

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